EXHIBIT 10.3

FIRST AMENDMENT
OF
MONEYGRAM INTERNATIONAL, INC.
PERFORMANCE UNIT INCENTIVE PLAN
(as adopted May 10, 2005)

     WHEREAS, MoneyGram International, Inc. (the “Company”) has heretofore established and maintains an incentive compensation plan which, in most recent amended and restated form, is embodied in a document entitled “MoneyGram International, Inc. Performance Unit Incentive Plan” (the “Plan”).

     WHEREAS, the Company has reserved to itself the power to make further amendments of the Plan.

     NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Section 9 of the Plan is amended and restated, in its entirety, as follows:

Section 9. Award Determination. The formula for calculating the number of Performance Units and the actual number of Performance Units to be awarded to any Participant will be determined by the Committee annually, upon recommendation by the Chief Executive Officer of the Corporation, no later than 90 days after the beginning of each new Performance Period. After such 90-day period, the Committee may, in its discretion, decrease the number of Performance Units awarded to any Participant. The Committee may not, however, increase the number of Performance Units awarded to any Participant after such 90-day period. The number of Performance Units awarded to any Participant under the Plan will be subject to the applicable limits set forth in the 2005 Omnibus Plan.

2.	Except as herein expressly amended, the Plan shall continue in full force and effect.